Exhibit 99.2

APPLIED IMAGING

Moderator: Robin Stracey

08-14-06/10:00 am CT

Confirmation # 4084241

APPLIED IMAGING

Moderator: Robin Stracey

August 14, 2006

10:00 am CT

Operator:	Good morning. My name is (Anthony) and I will be your conference operator today. At this time I would like to welcome everyone to the Applied Imaging Second Quarter 2006 Results conference call.

All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

I would now like to turn the conference over to Crocker Coulson. Mr. Coulson, you may begin.

Crocker Coulson:	Thank you, (Anthony). Good morning, everybody and thanks for joining us on Applied Imaging’s Second Quarter 2006 conference call.

With us today are Applied Imaging’s President and CEO, Robin Stracey and the company’s Chief Financial Officer (Terry) Griffin.

APPLIED IMAGING

Moderator: Robin Stracey

08-14-06/10:00 am CT

Confirmation # 4084241

Before we get started I’d like to remind our listeners that management’s comments today will contain forward-looking statements and management may make additional forward-looking statements in response to your questions.

Such written and oral disclosures are made pursuant to the Safe Harbor Provision of the Private Securities and Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from these anticipated results. These types of statements and underlying factors are listed in the company’s filings with the Securities and Exchange Commission as well as in today’s earnings release.

During this call we will discuss some non-GAAP measures regarding net loss, net income, earnings per share and operating expenses and other line items from our financial statements when discussing our results. You can find a reconciliation of these certain items to GAAP reporting in our financial release, which will be posted on the Investor Relations page of our website at www.aicorp.com.

The statements in this call are all made as of today, August 14, 2006 and Applied Imaging undertakes no obligations to update any of these forward-looking statements contained herein, whether as a result of new information, future events, changes in expectations or otherwise.

Well with those formalities out of the way, it’s now my pleasure now to turn the call over to Applied Imaging’s President and CEO, Robin Stracey.

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Moderator: Robin Stracey

08-14-06/10:00 am CT

Confirmation # 4084241

Robin Stracey:	Thanks, Crocker, and welcome to everybody on the call this morning. This was a successful quarter for Applied Imaging on a number of fronts. We increased our revenues, improved our margins and excluding non-cash and non-recurring charges substantially improved bottom-line performance.

We continued to build on our market leading Cytogenetics position and further refined our unique Ariol platform to address emerging opportunities for digital imaging and image analysis in pathology. And we made steady progress in our CTC development initiative.

As a reminder the key elements of our strategy as discussed in prior calls are: One, to sustain our market leadership position in clinical Cytogenetics with our CytoVision family of systems and applications. Two, to capitalize on the emergence of digital imaging and analysis of tissue samples on microscope slides in both cancer research and diagnostics with our Ariol family of systems and applications. Three, to leverage the established capabilities of Ariol and position for long-term growth in what we hope to be a large market with a development in commercialization of a leading edge system for detection, quantification and analysis of circulating tumor cells in the blood of cancer patients. And four, to continue to improve the performance of our core imaging business by focusing on operational excellence.

With regard to the first element, Cytogenetics, we continue to be by far the market leader for imaging and image analysis systems used in the field of Cytogenetics. More Applied Imaging systems are used around the world for analysis of chromosome abnormalities than those of any other supplier.

And to further strengthen that position, in the second quarter we wrapped up technical work on the latest release of CytoVision 3.8. CytoVision 3.8 includes new functionality that enables translation into a number of foreign

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Moderator: Robin Stracey

08-14-06/10:00 am CT

Confirmation # 4084241

languages not possible until now, the most significant of which is Chinese. And with translation of the GUI and online help into both simplified and traditional Chinese now complete, we are gearing up to launch a Chinese version of CytoVision within the next several weeks.

In addition, technical work is currently under way on CytoVision 3.9, a release of software specifically tailored to the needs of users of aging PowerGene systems.

The last new PowerGene system, based on an Apple rather than a Wintel computer platform, was installed back in 2003 and there are several hundred systems in our installed base around the world that are now candidates for replacement. Maximizing the impact of both CytoVision 3.8 and CytoVision 3.9 will be a particular focus for us for the balance of the year and into 2007.

With regard to the second element, Pathology, following our success in Q1 with the previously announced installation of a customized system at Epistem, in the second quarter we installed an Ariol SL-50 system at another prestigious UK account, The Institute of Cancer Research in London, one of the world’s leading cancer research institutions.

The Ariol system will be housed in new advanced molecular Pathology Unit at The Institute’s section of medicine which develops cancer drugs and which is based at the Royal Marsden Hospital in Sutton. Researchers will use the Ariol platform to evaluate the effects of potential anti-cancer agents and for other aspects of novel drug development.

Also during the second quarter our wholly owned subsidiary, Applied Imaging International, Ltd. was selected as one of three commercial partners in a major European study, organized and funded by the EU. It’s a three-year

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Moderator: Robin Stracey

08-14-06/10:00 am CT

Confirmation # 4084241

biomarker study focused on detection of disseminated tumor cells. The project, which will leverage Applied Imaging’s recent work on its circulating tumor cell system, involves 11 leading academic research centers and three commercial partners with expertise in micro metastasis research. Applied Imaging’s role will be to develop scanning hardware and software for quick and accurate detection of disseminated tumor cells based upon the existing Ariol platform’s rare cell detection and analysis capabilities.

Applied Imaging is the only imaging company selected to participate in this high profile study.

And in product development we completed development work on Ariol 3.0, a significant new release incorporating numerous data entry, scanning speed, image quality and image review enhancements. Ariol 3.0 will be released early next month.

With regard to the third element, CTC, we are continuing development of our circulating tumor cell system. You will recall from our last call that while the imaging and image analysis components of our system are essentially complete, that is to say the Ariol hardware and software components, our challenge is perfecting a method for sample preparation prior to analysis on Ariol.

Our work on this technical effort is still ongoing with particular emphasis in the area of cell recovery.

Beyond the work on cell recovery, the next step is to evaluate the performance of our method with actual patient samples, sourced through our collaborators at the University of Vermont, including side-by-side comparisons with other commercially available approaches.

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Moderator: Robin Stracey

08-14-06/10:00 am CT

Confirmation # 4084241

With regard to the fourth element, operational excellence, our progress is evidenced by continuing improvement in productivity and the operating profitability of our core business. Our second quarter operating results improved significantly compared to the comparable period in 2005.

Although we are reporting a net loss of $310,000 for the second quarter of 2006, this includes a $135,000 non-cash charge related to the expensing of stock options and a $680,000 non-recurring charge related to the retention plan we announced last December to secure employees.

Without these two items net income would have been $505,000, compared to a net loss of $436,000 in the second quarter of 2005.

With that I’ll turn the call over to Terry for a more detailed discussion of our financial results.

Terence Griffin:	Thank you, Robin, and good morning, everyone. In the second quarter our revenues were in line with our expectations and consistent with last year’s performance. Our ongoing expense management resulted in better than expected improvements in net loss and excluding non-cash and non-recurring charges, better than expected core business profitability both year-over-year and sequentially.

For the second quarter of 2006 total revenues were $5 million, up from $4.9 million in the second quarter of 2005. Revenues were driven by continued strong demand for our CytoVision products in the US and EU, with Asia falling below expectations due to a longer than anticipated sales cycle in a couple of key geographies. We expect Asia sales to improve in the second half of 2006.

The Ariol market in the EU, and specifically in the UK, remained solid in the second quarter, as it was in the first quarter.

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Moderator: Robin Stracey

08-14-06/10:00 am CT

Confirmation # 4084241

Gross profit improved in the second quarter due to favorable product mix as well as our product cost reduction efforts. Gross profit increased to $3.3 million, compared to $2.9 million in the second quarter of 2005. Gross margin increased by 6% to 65% from 59% in the second quarter of 2005.

Operating expenses for the quarter were $3.7 million, compared to $3.2 million for the same period last year. This increase was driven mainly by a non-cash charge of $129,000 related to the expensing of stock options and a non-recurring $680,000 charge related to key employee retention plan put in place last December, pending the Board’s evaluation of strategic options for the company. Excluding these two items, operating expenses for the second quarter would have been $2.9 million, a 10% decrease compared to the second quarter of 2005.

Operating expenses benefited from our ongoing efforts to manage expenses effectively, the resolution of outstanding legacy issues and the realization of savings from the January 2005 initiative to streamline and simplify our management structure.

Net loss narrowed in the second quarter to $310,000 or 6 cents per share, compared to a net loss of $436,000 or 9 cent per share in the second quarter of 2005. Excluding the effects of stock option and retention plan expenses, net income would have been $505,000 or 9 cents per share.

As of June 30, 2006 we had cash and cash equivalents of $3.3 million, compared to $3.1 million at December 31, 2005. Working capital amounted to $634,000 at June 30, 2006, as compared to a negative $494,000 at December 31, 2005.

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Moderator: Robin Stracey

08-14-06/10:00 am CT

Confirmation # 4084241

For the full year 2006 we reaffirm our expectations that revenues will be approximately $21 million. We also anticipate sustained profitability in our core imaging business and continuing investment in our CTC subsidiary.

With that I’ll turn the call back over to Robin for a few closing remarks.

Robin Stracey:	Thank you, Terry. The refocusing of our efforts to enhance profitability in our core business and dedicate a greater proportion of our resources to more significant longer-term growth opportunities continues.

Our Cytogenetic systems are marketing leading and profitable. Our Pathology systems and their applications, including FDA cleared applications, position us well to capitalize on the emergence of digital imaging and analysis in both cancer research and routine clinical practice. And while we still have much to do in perfecting and commercializing our CTC system, we are making progress.

That concludes our prepared remarks and we’d be happy to answer any questions you may have.

Operator.

Operator:	Yes, sir. At this time I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad. Again if you wish to ask a question please press star then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

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Moderator: Robin Stracey

08-14-06/10:00 am CT

Confirmation # 4084241

And you have a question from Larry Lytton with Second Line Capital.

Larry Lytton:	Good morning, Robin. Good morning, Terry.

Robin Stracey:	Good morning, Larry.

Larry Lytton:	First of all, Terry, what’s the debt at the end of the quarter?

Terence Griffin:	It’s about $700,000, Larry.

Larry Lytton:	And in terms of the – I guess we have net cash today of like $2.7 or something like, $2.6.

Terence Griffin:	Yes, cash net debt.

Larry Lytton:	Where will that be at the end of the year do you think?

Terence Griffin:	We’re probably just slightly less than that because we are anticipating growth in the back half of the year. We think that we’ll actually use a little bit of cash as we get some top line growth here in the second half of the year.

Larry Lytton:	Okay. And the retention bonus payment in the quarter, is that basically a one-time event or there some additional charges as we go forward?

Terence Griffin:	No, there won’t be any further charges on that. And it’s actually not a 2006 cash event. We went ahead and booked it this year in anticipation of having to pay that out but it actually would be due January 1, 2007 - to the extent that those people are still here at that point in time.

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Moderator: Robin Stracey

08-14-06/10:00 am CT

Confirmation # 4084241

Larry Lytton:	Okay. So apropos that thought, when should we expect that cash outflow then to take place?

Terence Griffin:	Q1 ‘07.

Larry Lytton:	Okay. And that’ll just be handled by existing cash resources.

Terence Griffin:	Yes.

Larry Lytton:	Okay. And what’s the back – what did you invest in CTC do you think this quarter and what’s the back half investment going to look like?

Terence Griffin:	Excluding retention bonus, it was about $350K. We’ve actually planned to spend roughly $0.5 million a quarter, so we actually have spent at a lower rate than that. We had lower overall headcount and lower consumable expense than we had anticipated. We had planned on about $500K a quarter but we’ll probably continue to spend at a lower rate than that, Larry.

Larry Lytton:	Okay. In terms of the core business, conceptually for ‘08 well quantitatively ideally, but at least qualitatively, would you just keep the business kind of flat at $21 million or do you think there’s a little bit of growth in ‘08 given some of the things you’ve talked about?

Robin Stracey:	2007 or 2008?

Larry Lytton:	I’m sorry, ‘07. I’m jumping ahead.

Robin Stracey:	We would anticipate growth in 2007, Larry. We haven’t perfected our 2007 operating plan yet. But we anticipate growth in 2007 based upon growth in the digital imaging and analysis arena with Ariol and our next generation platform and some traction in Asia-Pacific, particularly China, following the release of our Chinese version of CytoVision.

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Moderator: Robin Stracey

08-14-06/10:00 am CT

Confirmation # 4084241

Larry Lytton:	So it wouldn’t be unreasonable to think that maybe 5% to 10% revenue growth and if things went well you could even do double-digit revenue growth?

Terence Griffin:	I think that’s a fair assumption, Larry.

Larry Lytton:	Okay. And then I don’t remember how everything ties together in terms of retention bonuses and strategic options. But what can you say about where the strategic options process is? Has that kind of completed and now we’re focused on going ahead alone or is it ongoing? And where are we?

Robin Stracey:	All I can say, Larry, at this point is that the Board is continuing its evaluation.

Larry Lytton:	Right. But do we have a formal relationship with bankers or we have informal relationships? Is there a process that exists?

Robin Stracey:	We announced back in the early part of this year that we had retained Aquilo Partners to work with management and the Board on the evaluation of strategic options, Larry. That’s in our public filing. And the Board is continuing that evaluation.

Larry Lytton:	Okay.

Terence Griffin:	It’s a formal engagement, Larry.

Larry Lytton:	But is there some milestones? I mean I assume they come to us with some options and we will determine whether we want to act or not? Or there’s no timeline on anything, is there? I would think there is. But can you talk about it at all?

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Moderator: Robin Stracey

08-14-06/10:00 am CT

Confirmation # 4084241

Robin Stracey:	I can’t discuss it, Larry.

Larry Lytton:	Okay.

Robin Stracey:	Except to say that the Board is continuing its evaluation and referring you to the public filings.

Larry Lytton:	Okay, no problem. Let me see if anyone else has some questions and then I’ll come back with a couple more.

Operator:	Your next question comes from Rimmy Malhotra, Private Investor.

Rimmy Malhotra:	Good morning, gentlemen.

Robin Stracey:	Good morning.

Rimmy Malhotra:	Actually most of my questions got answered but I just had a question. Is Aquilo being paid on a fixed fee contract or how are they being compensated? Is it a percentage of a potential transaction or just by time spent?

Terence Griffin:	Its incentive based, Rimmy.

Rimmy Malhotra:	Okay.

Operator:	Your next question comes from Mike Donnelly with Bathgate Asset Partners.

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Moderator: Robin Stracey

08-14-06/10:00 am CT

Confirmation # 4084241

Mike Donnelly:	Yes, good quarter. I just wanted to – my question was already answered. It was in regards to an update on Aquilo Partners but you already addressed it. Thank you.

Robin Stracey:	Okay. Thanks, Mike.

Operator:	Your next question comes from Sam Rebotsky with SER Asset Management.

Sam Rebotsky:	Good morning, gentlemen, and it’s a good quarter. Is the $21 million that you expect for the year which is – would indicate there’s a $5 1/2 million each quarter going forward. Is there seasonality in your quarterly revenues and which is your - from the highest to the lowest, which is your best to your poorest quarters?

Robin Stracey:	Well the fourth quarter is traditionally our strongest quarter, Sam. And the year is back-end loaded. Beyond the normal seasonality, we expect our strong fourth quarter to be driven by the release of the new CytoVision release , which is focused on the PowerGene installed base.

As I mentioned in the prepared remarks, we have a fairly large installed base of aging Apple-based PowerGene systems that are ripe for replacement. With the development of the new release of software, which emulates a lot of the functionality of the PowerGene system and makes it a lot easier for customers that have cases that have been developed with PowerGene in the past to migrate to a Wintel type platform, we’ll have an aggressive program for us in the fourth quarter of this year and the first quarter of next year.

Sam Rebotsky:	And is it fair to say based on the extraordinary charges and the current quarter and $5 1/2 million in sales per quarter approximately or just $11 million for the end of the year that these quarters should be profitable.

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Moderator: Robin Stracey

08-14-06/10:00 am CT

Confirmation # 4084241

Robin Stracey:	That is our expectation, yes.

Sam Rebotsky:	Okay. And you – the normal expectation of 5% to 10%, what is your normal expectation of sales increases based on these – this new process that you expect to have? It replaces other processes that you presently have and upgrades or...

Robin Stracey:	If we just talk about the focus product lines, which are the CytoVision family for Cytogenetics and the Ariol family for Pathology, we would typically project growth in the range of mid to high single digits, Sam.

Sam Rebotsky:	Uh huh. And your plan to go forward would expect to be profitable continually it would appear. Is that a fair assumption?

Robin Stracey:	We have essentially sized the core business with the expectation that it will be profitable going forward. And at this point we’re investing the profits from the core business in the longer-term growth opportunity, which is the CTC initiative.

Sam Rebotsky:	And as far as the investment banker that’s working for you, at this point you haven’t decided whether you’d rather merge, acquire or be acquired or raise capital at a higher valuation. I mean I assume those are your options at this point.

Robin Stracey:	I can’t comment on that, Sam.

Sam Rebotsky:	Okay.

Robin Stracey:	Other than what we’ve already said.

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Moderator: Robin Stracey

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Sam Rebotsky:	And hopefully – okay well good luck. Hopefully it keeps improving.

Robin Stracey:	Thank you.

Operator:	Your next question comes from Al Kildani with SF Capital.

Al Kildani:	Good morning, guys.

Robin Stracey:	Good morning, Al.

Terence Griffin:	Morning, Al.

Al Kildani:	I may have missed it, but I did hear some comments about, you know, the plan with the CTC and continuing to work on the sample prep side of the equation. But is there any – are you able to offer any update as to the timeline, when you might expect to make some tangible progress there.

Robin Stracey:	I understand your question, Al. I think you asked it the last time we talked as well. And I appreciate that it’s frustrating that we don’t have more to report, but we are actively pursuing the enrichment technology, as I think you are aware. And we are making steady progress but it will be premature for me to say that we have arrived at any kind of definitive conclusion on it. We continue to work with spiked samples. We continue to perfect the methodology, trying to improve recoveries. We haven’t begun substantive work on actual patient samples yet. That’s work that we anticipate undertaking in conjunction with the University of Vermont through the balance of the year. But it’s still too early to report any definitive progress on that.

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Moderator: Robin Stracey

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Al Kildani:	Is there a time when we can look to – I mean the amount of investment being made while, I guess it’s not the biggest amount of dollars in the world, but for a company of your size they can be significant and add up.

Robin Stracey:	Right.

Al Kildani:	Is there a point in time when we could look to it as to, you know, have a more public viewing if you will of the progress that’s been made or is that not yet something we could even talk about?

Robin Stracey:	Well the way I’m viewing it, Al, is, this. As you know, we plan our budgets on an annual cycle and we’re moving in to that period now for 2007. To the extent that we don’t achieve the technical milestones that we anticipate then we’ll make adjustments in conjunction with our normal annual planning cycle. That’s kind of the timeframe I’m thinking about. We’ll continue to evaluate where we are, continue to evaluate our priorities as we budget for 2007, and take appropriate action appropriately at that time.

Al Kildani:	Question for Terry on the numbers. If we were to look for let’s just call it a hypothetical 5% to 10% top line growth next year. How significant an impact would you have on operating expenses? I’m just trying to get a sense of the kind of leverage under that scenario that is in your P&L.

Terence Griffin:	Yes, it would be highly leverageable, Al. The incremental op expenses would be a little bit in the sales and marketing area, but at a low 60% gross margin most of that would fall straight through to the bottom line.

Al Kildani:	Right. And actually one more for Robin if I could, just because you compete in sort of niche markets that aren’t necessarily ones that many people keep on top of. I just wondered if there was anything going on competitively on either

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Moderator: Robin Stracey

08-14-06/10:00 am CT

Confirmation # 4084241

side of the business in terms of, you know, either new players or significant new product launches that in any way, you know, change the competitive environment.

Robin Stracey:	Well I think from the standpoint of Cytogenetics it’s kind of steady as she goes. We have a number of small – relatively small – private companies that we compete with, MetaSystems in Germany, Applied Spectral Imaging in Israel, to name a couple. Our competitive landscape appears to be pretty much the same now as it was last quarter and the quarter prior to that. I mean it’s a competitive market, but it’s relatively orderly.

In the field of Pathology I know the adoption of digital imaging and analysis in routine clinical practice with Pathology has been predicted for quite some time. And I don’t have a better crystal ball than anybody else. But there are at least some indications that routine clinical pathologists are beginning to develop interest in this technology.

We’re seeing a couple of additional players coming in. As you probably know, Ventana Medical Systems introduced the VIAS platform. They’re promoting that. And Aperio recently has been very aggressive with their virtual microscope, the Scanscope system targeting pathologists as well. There are other players beginning to get interested in this business, which is encouraging to us.

We think that the market is potentially large enough to support a number of very profitable players and to the extent that digital imaging and analysis is picked up by routine clinical pathologists that rising tide hopefully will raise all ships. We feel that we’re well positioned with the broad menu of applications we have on Ariol, several of which as you know are FDA approved.

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Moderator: Robin Stracey

08-14-06/10:00 am CT

Confirmation # 4084241

Al Kildani:	Great, thank you.

Operator:	Once again I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad.

And your next question is a follow up from Larry Lytton with Second Line Capital.

Larry Lytton:	Terry, in terms of the operating expense, the question was asked but it looks like you ran at $2.9 million exclusive of options and other extraordinary items and less than that rate for six months. So can you keep the operating expenses for the second half at or below $3 million per quarter?

Terence Griffin:	We’ll have some growth in the sales and marketing area, just in lieu of anticipated increase in sales, but we expect the G&A and R&D expenses to remain relatively flat.

Larry Lytton:	And no meaningful spike in terms of auditors in the fourth quarter or anything like that.

Terence Griffin:	No, in fact as we look at the whole Sarbanes-Oxley Section 404 issue for companies our size, it’s been as, you know, kind of an active debate I guess is the best way to put it. I think relative to Sox spending that that’s probably not going to be significant for us until 2007.

Larry Lytton:	In 2007 could we be thinking about it $0.5 million or $1 million of extra expenses or something.

Terence Griffin:	Yes.

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Moderator: Robin Stracey

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Larry Lytton:	Okay. So that’ll materially eat up any operating leverage from the revenues though.

Terence Griffin:	Potentially, unless they keep pushing out the timeline, Larry. In terms of compliance for companies our size, it seems to be a constantly moving target.

Larry Lytton:	Okay. And, Robin, in terms of – can you talk about the technical milestones that we have for the next three to nine months?

Robin Stracey:	Yes, just a couple of comments on those. We typically release a couple of high-value releases for CytoVision each year and a couple of releases for Ariol. We’ve embraced an incremental rollout type approach to new software releases, Larry. So every six months or so we try and get a new release out to our customers. That obviously is a key focus for our technical organization.

In addition to that, we are actively developing a next generation hardware configuration onto which we can port our CytoVision applications and also our menu of Ariol applications. As we think about the future and the need for higher speed and lower cost hardware configurations to broaden the opportunity for our applications, a next generation platform is a key priority, so that’s an active effort that we have under way as we speak, with a partner. We would expect to commercialize it in 2007. It won’t have any impact on 2006.

Larry Lytton:	That’s very helpful, although what I was thinking about specifically was CTC so that we can listen to you in three or six months and see if you’re doing what you said you would do. Is there something we can look at there?

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Moderator: Robin Stracey

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Robin Stracey:	Our technical yardstick for CTC remains. We’re looking for recoveries of tumor cells in circulating blood in the range of about 85%, Larry. The goal is to be competitive with any other method that there is out there, but the internal benchmark we’ve established is 85%. That’s the milestone the technical team is driving towards.

Larry Lytton:	Right. But is that something you’d like to accomplish in the next X number of months or X number of quarters?

Robin Stracey:	Yes.

Larry Lytton:	Okay. But are we talking about a couple of quarters or a couple of years?

Robin Stracey:	No, I don’t think it’ll be a couple of years, Larry. I mean we’ve always said that we’re aggressively going after this opportunity. The Ariol system is essentially complete from a hardware and a software point of view. The technical challenge really relates to the enrichment, and we continue to monitor our progress and assess and reassess our position.

We keep the Board briefed on our progress. And as I mentioned earlier in response to an earlier question, as we move into our budgeting cycle for 2007 we’ll be taking a very close look at where we are relative to where we expected it to be and making those judgments as we put our budgets together.

Larry Lytton:	And in terms of your desire to invest more aggressively for which we would need external funding, is the enrichment technology progress that – sample prep challenge, would that be tremendously enhanced by additional funding or the funding is really needed for the next step beyond that?

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Moderator: Robin Stracey

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Robin Stracey:	I think that we could certainly accelerate the work that we are currently undertaking if we had access to greater funds, Larry. But I think primarily it would be subsequent to the successful conclusion of the technical piece. It would be more related to clinical studies and submission of filings with the FDA for each of the applications that we develop.

Larry Lytton:	So basically as of today we are not cash constrained until we get over this next hurdle to a large extent.

Robin Stracey:	I think that is a fair statement, Larry.

Larry Lytton:	Okay. Okay that’s all. Thanks.

Operator:	And once again I would like to remind everyone if you wish to ask a question please press star 1 at this time. At this time, gentlemen, we have no further questions.

Crocker Coulson:	Well I think we’d like to thank everybody for their time on the call this morning and the number of questions and interest in the company’s progress.

Robin, do you have any concluding remarks?

Robin Stracey:	Just to thank everybody for participating in the call and for asking such good questions. We look forward to keeping you apprised of our progress in the coming months.

Crocker Coulson:	Thank you very much.

Robin Stracey:	Thank you.

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Moderator: Robin Stracey

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Operator:	Thank you again for your participation in today’s Applied Imaging Second Quarter 2006 Results conference call. You may now disconnect.

END